Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of October 11, 2018 (“Effective Date”) by and between Frank K.  Bedu-Addo (“Executive”) and PDS Biotechnology Corporation (the “Company”), a Delaware corporation and supersedes any prior employment-related agreement or agreements between the Employer and Executive.  Unless the context otherwise requires, all references to a designated section refers to the designated provision of this Agreement.

Statement of Agreement:

FOR AND IN CONSIDERATION of the mutual promises and covenants set forth herein, each of the Employer and Executive hereby agrees to the employment of Executive on the following terms and conditions and, except to the extent specifically superseded by this Agreement, subject to all of the Employer’s policies and procedures regarding its employees:

I.	POSITION

Pursuant to the terms and conditions of this Agreement, Executive will be employed as the Company’s President and Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”).  In this position, Executive will be responsible for the success of the Company, and together with the Board, will assure the Company’s success as an organization, the accomplishment of its mission and vision, and its accountability to its diverse constituents.  Executive’s employment under the terms of this Agreement commenced on the Effective Date.

II.	COMPENSATION

Based on the executive’s role in the Company’s strategy and growth, the compensation agreement will pertain so long as the executive maintains a senior executive role within the company as CEO or President and Chief Operations Officer.

A.	Base Salary

Executive’s base salary will be 5275,00 per year.  The Board will, within every six (6) month period, review Executive’s salary and options grants, as described in Section D below, and future increases in compensation, if any, will be made by the Board in its sole and absolute discretion.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

However, should a private institutional financing event of at least $20,000,000 occur, the executive’s base salary shall increase to at least $407.000 or an amount decided by the Board.  In the case of the company becoming a publicly traded company either by IPO, merger or other means, the salary will be determined by the Board by considering factors such as Executive’s performance, compensation of similar executives of similarly sized and located companies and will be at least $450,000, and at least the compensation of the highest paid employee of the company.  Executive’s salary will be payable in accordance with the Company’s bi-weekly payroll practices, and subject to all applicable payroll tax withholdings and deductions.  This position is an exempt position, which means Executive is paid for the job and not by the hour.  Accordingly, Executive will not receive overtime pay if Executive works more than eight (8) hours in a workday or forty (40) hours in a work week.

B.	Annual Bonus

C.	Performance-Based Annual Bonus.

Executive shall be entitled to an annual performance-based cash incentive bonus in an amount up to 50 percent of the Base Salary (the “Long Term Incentive Pay”).  The Bonus shall be earned and paid in accordance with the Employer’s performance-based incentive compensation plan (the “Incentive Plan”).  After the completion of each Performance Year, the Board or, if so directed, the Compensation Committee shall review the achievement of any Performance Goals by Executive and determine the amount of the Long-Term Incentive Pay earned by Executive based upon Executive’s achievement of Performance Goals.  The Long-Term Incentive Pay shall be payable provided that the Long-Term Incentive Pay shall be paid by a date no later than that allowing Executive to defer the payment into a non-qualified deferred compensation arrangement if Executive so elects.

D.	Equity Awards

Stock Options.  Subject to approval by the Board, on a date determined by the board, Executive may be granted an option (the “Option”) to purchase that number of shares of Company common stock determined by dividing (i) dollar value of options by (ii) the fair value of Option or the per share Black-Scholes value of the Option, determined as of the date of grant based upon the closing trading price per share of the Company’s common stock as of the date of grant, or the share price based on a recent equity raise, and such other variables as determined by the Company that are consistent with the Company’s financial reporting.  The Option shall vest and become exercisable as determined by the Company’s board of directors, subject to Executive’s continuous service to the Company through the applicable vesting date.  The Option shall otherwise be subject to the terms of the plan pursuant to which it is granted and/or an option agreement to be entered into between Executive and the Company.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

Restricted Stock Units.  Subject to approval by the Board, on the date determined in accordance with the Company’s established policy Executive may be granted an award of that number of restricted stock units (the “RSUs”).with a vesting schedule determined by the Company’s board of directors.

Performance Restricted Stock Units.  Subject to approval by the Board, on the date determined in accordance with the Company’s established policy Executive may be granted an award of that number of restricted stock units (the “Performance RSUs”) with a vesting schedule determined the Company’s board of directors.

In the case of the Company becoming publicly traded, the Executive’s prior existing stock options will fully vest.

E.	Benefits

As a Company employee, Executive will accrue time off under the Company’s Vacation program or any Paid Time Off (PTO) program that is or will be instituted.

Executive will be eligible to participate in the Company’s employee benefit plans (including medical, dental, vision and 401(k) plans), subject to eligibility requirements and the requirements of such plans.  Company reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate.

F.	Severance Payments, Benefits and Liquidated Damages

1.
General.  In the event Executive’s employment is terminated (i) by the Company without Cause, (ii) by Executive for Good Reason or (iii) by death, the Company shall pay Executive or his estate all earned, but unpaid amounts of his Base Salary, if any, to which Executive was entitled as of the date of such termination and any Bonus earned for a calendar year ended on or before the date of such termination.  In addition, the Company shall, continue to pay the Executive over a 24 month period his Base Salary for a period of twenty-four (24) months and an amount equal to the higher of (a) the annual incentive bonus paid in the prior calendar year (prorated based upon the actual time Executive was employed in the current calendar year) and (b) the Bonus earned for the calendar year ended on or before the date of such termination in accordance with the agreed to criteria by the Board and the Executive for such calendar year.  In addition, the Company shall, within thirty (30) days of the date of such termination, pay to Executive or his estate in a lump sum all other amounts owed to Executive, and reimburse Executive for all reasonable and documented expenses so long as Executive has followed the reimbursement procedures set forth by the Company.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

2.
Medical Benefits.  During the Continuation Period, or, the period of time that Executive would be entitled to continuation coverage under a group health plan of the Employer under section 4980B of the Code (COBRA) if Executive elected such coverage and paid the applicable premiums, the Employer will pay to Executive as supplemental compensation an amount equal to 1.30 times each payment of the expenses substantiated as actually paid by Executive for coverage in any program providing for welfare benefits in which Executive was a participant on the date of termination that are not otherwise reimbursed by any other person and that are otherwise allowable as a deduction under section 213 of the Code (without regard to any limitations on deductibility).  Premiums paid for welfare benefits that may be reimbursed under this section include, but are not limited to, health, medical, dental, vision, and disability.

3.	Dispute as to Existence of Cause or Good Reason. Any discharge claimed for Cause or resignation claimed for Good Reason shall be so stated in the notice thereof.

4.
Cause shall exist if Executive: (1) Is convicted of, or pleads guilty or nolo contendere to, a felony or any act amounting to embezzlement, fraud, or theft or involving moral turpitude (whether or not against Employer or another employee); (2) Is convicted of, or pleads guilty or nolo contendere to, in a court of competent jurisdiction, a felony resulting in death or substantial bodily or psychological harm to, or other act of moral turpitude harming.  any person; (3) Willfully engages in conduct demonstrably and materially injurious to the goodwill and reputation of the Employer; (4) Willfully causes the Employer other than pursuant to the advice of Employer legal counsel to violate a law which, in the opinion of Employer legal counsel, is reasonable grounds for civil or criminal penalties against the Employer or its Board; (5) Willfully engages in conduct which constitutes a violation of the established written policies or procedures of the Employer regarding the conduct of its employees, including policies regarding sexual harassment of employees and use of illegal drugs or substances; (6) Without due cause fails within 30 days after receipt of notice to follow any lawful order given by or under direction of the Board; (7) Does not correct within 30 days after receipt of notice any act or omission that, in the opinion of the Employer’s legal counsel, gives rise to a cause of action by the Employer or its Board personally against Executive to specifically enforce or restrain some action for purpose of avoiding some loss or damage, or to recover losses or damages, for an amount in excess of $10,000; (8) Does not correct within 30 days after receipt of notice any act of dishonesty against the Employer.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

5.
Good Reason shall exist in the absence of Cause if: (1) Executive ceases to hold position and title of Chief Executive Officer; (2) Executive is assigned, without Executive’s consent, authority or responsibility materially inconsistent with authority and responsibility contemplated by the Executive’s Agreement, including without limitation any material diminution of Executive’s authority and responsibility for supervision and compensation of all Employer personnel or change in reporting requirements to anyone other than the Board or its duly authorized committees; (3) There is any reduction in or a material delay in payment of Base Salary or material reduction in benefits from those required to be provided in accordance with sections 4 or 9 of this Agreement; (4) Any requirement is imposed by the Employer or under direction of its Board or any person controlling the Employer for Executive to reside or travel outside of the NY-NJ area, other than on travel reasonably required to carry out Executive’s obligations under this Agreement; (5) Executive becomes disabled (to the extent that Executive cannot, with reasonable accommodation, effectively perform the requirements of Executive’s position) and is unable to effectively exercise Executive’s authority and perform Executive’s responsibility under this Agreement; (6) The Employer fails to obtain an agreement from any successor or assign of the Employer to assume and agree to perform the obligations of the Employer under this Agreement; and (7) The Employer does not correct within 30 days after receipt of notice any act or omission that gives rise to a cause of action by Executive personally against the Employer to specifically enforce or restrain some action for purpose of avoiding some loss or damage, or to recover losses or damages, for an amount in excess of $10,000.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

G.	Cause; Termination by Executive Without Good Reason

In the event Executive’s employment is terminated (i) by the Company for Cause (as defined above), (ii) by the Executive without Good Reason (as defined above), the Company shall, at such times as provided in this Agreement, pay Executive all earned, but unpaid amounts of his Base Salary, if any, to which the Executive was entitled as of the date of such termination and any Bonus earned for a calendar year ended on or before the date of such termination.  In addition, the Company shall, within thirty (30) days of the date of such termination, pay to Executive or his estate in a lump sum all other amounts owed to Executive, and reimburse Executive for all reasonable and documented expenses so long as Executive has followed the reimbursement procedures set forth by the Company.

H.	Delay of Certain Termination Payments.

If Executive is a Specified Employee at the Termination Date, payments of benefits under this Agreement with respect to a Termination Date that constitute Deferred Compensation may not be paid before the date that is six months after the Date of Termination to the extent required under Treas. Reg. §1.409A-3(i)(2) or, if earlier, the date of death of Executive.  At the end of the six-month period described in the preceding sentence, amounts that could not be paid by reason of the limitation in this Section 3.4 shall be paid on the first day of the seventh month following the Termination Date.  For purposes of this Agreement, (i) the term “Specified Employee” shall be defined in accordance with Treas. Reg. §1.409A-1(i) (which generally applies only when the stock of the Company is publicly traded) and such rules as may be established by the Board or its delegate from time to time, and (ii) the Termination Date will in all events be the date on which occurs the Executive’s “separation from service” as that term is defined in Treas. Reg. §1.409A-1(h).

III.	RESTRICTIVE COVENANTS

A.	Acknowledgements

Executive expressly acknowledges that: (a) Executive is the beneficial owner of Company equity; (b) the Company would not be willing to enter into this Agreement without the covenants of this Section III; (c) the covenants of this Section III hereof are supported by good and adequate consideration; (d) the geographic scope of the covenants of Section III hereof is reasonable and necessary; (e) the duration, geography and activities precluded by the covenants set forth in Section III hereof are reasonable and necessary to protect the legitimate business interests of the Company.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

B.	Restrictive Covenants

Without the prior written consent of the Employer, Executive shall not, directly or indirectly:

(a)          No Unauthorized Competing Concern.  (1) During the term of Executive’s employment and during any Continuation Period, either alone or as a member of a partnership or association, or as an officer, director, advisor, consultant, agent; or employee of any other organization, be engaged in or concerned with any other duties or pursuits requiring Executive’s active personal services that will conflict with Executive’s ability or objectivity in performing Executive’s obligations under this Agreement; and (2) for a period of 6 months thereafter, either alone or in any such capacity be engaged in, or concerned with duties or pursuits requiring Executive’s active personal services in the operation of any company in competition with the business of the Employer or any of its active business segments.  For this purpose, Competition with the business of the Employer includes specifically companies that primarily develop cancer vaccines for HPV-related cancer;

(b)          No Disloyal Act.  During the term of Executive’s employment, take any action regarding the Employer, its operations or property, that in good faith Executive knows or should reasonably know is opposed to the best interests of the Employer;

(c)          No Unauthorized Usurpation of Employer Opportunity.  During the term of Executive’s employment, take advantage of any Employer opportunity without first offering the opportunity with full disclosure of material facts to the Employer and receiving notice that the Employer has declined such opportunity.  For this purpose, “Employer opportunity” means any opportunity to engage in a business activity: (1) Of which Executive becomes aware (A) by virtue of Executive’s relationship with, or in connection with performing functions in the business of, or in using facilities or other resources of the Employer, and (B) under circumstances that should reasonably lead Executive to believe that the person offering the opportunity expects it to be offered to the Employer; or (2) which Executive knows is closely related to a business in which the Employer is engaged or expected to engage; (d) No Unauthorized Disclosure.  During the term of Executive’s employment and thereafter, make or cause to be made any unauthorized disclosure or other use of any confidential information regarding the Employer or any of its activities and operations, except to the extent reasonably necessary or appropriate in connection with the performance by Executive of Executive’s authority and responsibility under this Agreement or as may be legally required; provided, however, that nothing herein contained shall preclude the use or disclosure of any information known generally to the public (other than as a result of disclosure by Executive in violation of this Section.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

(d)          Non-Solicitation of Employees.  During the Applicable Period and for one (1) year thereafter, Executive shall not, either on Executive’s own account or for any other Person (including, without limitation, through any existing or future Affiliate or any other Person with whom Executive is associated in any of the capacities described in Section III(B)(1) above), directly or indirectly without the express prior written or electronic consent of the Board:

a.
solicit or recruit the employment or services of any person, whether as an employee, officer, director, agent, consultant or independent contractor, who is, or was within 12 months preceding the date of solicitation or hiring (as applicable), an employee or service provider of the Company, or knowingly induce or knowingly attempt to induce any such employee or service provider to terminate his or her employment or service, as applicable, or breach his or her employment or service agreement, as applicable, if any, with the Company; or

b.	encourage any such individual to change such individual’s relationship with the Company in a manner adverse to the Company.

(e)          Non-Solicitation of Customers; Non Interference.  During the Applicable Period and for one (1) year thereafter, Executive shall not, either on Executive’s own account or for any other Person (including, without limitation, through any existing or future Affiliate or any other Person with whom Executive is associated in any of the capacities described in Section III(B)(1) above), directly or indirectly solicit, cause in any way, or knowingly encourage any Covered Customer (defined below) or Covered Vendor (defined below) to cease doing business in whole or in part or to reduce or divert or otherwise interfere with or impair his, her or its business relationship with the Company with respect to the Business.

(f)          Agreement Not to Disparage

Executive agrees that, during the Applicable Period, Executive will not, in any such case directly or indirectly, disparage any member of the Company Group, including any owner, stockholder, director, officer, employee, partner, member, consultant, advisor, contractor or agent of any member of the Company Group, in any way that could adversely affect the goodwill, reputation or business relationships of the Company Group with the public generally, or with any of their contacts in connection with the Business.  The Company agrees that, during the Applicable Period, the Company will not, in any such case directly or indirectly, disparage Executive in any way that could adversely affect the reputation of the Executive.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

C.	Injunctive Relief

Executive acknowledges that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Executive pursuant to Section III hereof.  Executive agrees that each of the restraints contained herein are necessary for the protection of the goodwill, Confidential Information (defined below) and other legitimate interests of the Company Group; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by such restraints.  Executive further acknowledges that, were Executive to breach any of the covenants contained in Section III hereof, the damage to the Company Group would be irreparable.  Executive therefore agrees that the Company Group, in addition to any other remedies available to them, shall be entitled to seek and obtain injunctive relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond.  Executive further agrees that Executive shall not plead adequacy of any relief at law available to the Company or its successors or assigns (as applicable) (including monetary damages) as a defense to any petition, claim or motion for preliminary or final injunctive relief to enforce any provision of this Agreement.  Executive and the Company agree that it is their intention that all of the restraints imposed under the Agreement hereof be enforced in accordance with their terms to the maximum extent possible under applicable law.  Executive and the Company further agree that, in the event that any provision hereof shall be determined by any court of competent jurisdiction to be unenforceable for any reason (including, but not limited to, by reason of its being extended over too great a time, too large a geographic area or too great a range of activities), such provision shall be deemed to be modified, a new enforceable term shall be deemed to be provided, or such court shall reform such provision, such that the intent of Executive and the Company in agreeing to the provisions of this Agreement will not be impaired and the provision will be enforceable to the maximum extent permitted by applicable law.  In the event of any dispute or controversy arising out of or relating to or seeking to enforce this Agreement, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs and expenses of the action, including reasonable attorneys’ fees and reasonable costs incurred in bringing and prosecuting or defending such action and/or enforcing any judgment, order, ruling or award granted therein, all of which shall be deemed to have accrued on the commencement of such action and shall be paid whether or not such action is prosecuted to a decision.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

D.	Conflicting Agreements

Executive hereby represents and warrants that the execution of this Agreement and the performance of Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound (including without limitation any noncompetition obligations in any agreement between Executive and the Company restricting Executive’s activities after the termination of such Company employment), and that Executive is not subject to any covenants against competition or similar restrictions or any court order or other legal obligation or limitation that would affect the performance of Executive’s duties hereunder.

E.	Separate Covenants.

The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed.  However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the parties hereto that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on Executive’s conduct that may be enforceable under applicable law, to the fullest extent of such enforceability to assure the Company Group of the intended benefit of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, it is expressly understood and agreed among the parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

IV.	DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such first Person and also, in the case of the Company only, any Person in which the Company has a 20% or more direct or indirect equity interest.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

“Applicable Period” means the period commencing on the Effective Date through the date Executive’s employment with the Company terminates for any reason.

“Business” means the business of PDS Biotechnology Corp.

“Cause” means termination based upon Executive’s (i) willful breach or willful neglect of his duties and responsibilities, (ii) conviction of or a plea of no contest with respect to a felony occurring on or after the execution of this Agreement, (iii) material breach of this Agreement, (iv) acts of fraud, dishonesty, misappropriation, or embezzlement, or (v) willful failure to comply with the Board’s reasonable orders or directives consistent with Executive’s position; provided, however, that in the case of any act or failure to act described in clauses (i), (iii), or (v) above, such act or failure to act will not constitute Cause if, within ten (10) days after notice of such act or failure to act is given to Executive by the Company, Executive has corrected such act or failure to act (if it is capable of correction).

“Company Group” means the Company or any of its existing or future Affiliates.

“Confidential Information” has the same meaning as that set forth in the form of Employee Proprietary Information and Invention Assignment Agreement, attached as Exhibit A.

“Covered Customer” means any and all customers who are then, or during the immediately preceding twelve months were, customers of the Company Group with whom Executive has dealt or had more than casual contact in connection with the Business, along with all bona fide prospective clients.

“Covered Vendor” means any and all vendors of the Company Group with whom Executive has dealt or had more than casual contact in connection with the Business.

“Good Reason” means termination based upon the Company’s material breach of this Agreement, including without limitation a reduction of Executive’s salary or benefits or a material reduction in the Executive’s duties or authority (including a change in title), which breach is not cured by the Company within ten (10) days after notice of such breach is given by Executive, or the Company’s relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s residence at such time.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

“Person” means an individual, a corporation, partnership, limited liability company, association, trust, unincorporated organization, or other legal entity or organization, or a Government Body.

V.	MISCELLANEOUS

A.	Section 409A

It is the intent of the parties that all severance and other payments and benefits under this Agreement comply with Section 409A or are exempt therefrom, and any ambiguities herein will be interpreted so that such payments and benefits so comply or are exempt.  For all purposes of this Agreement, references to Executive’s “termination of employment” will be deemed to refer to Executive’s “separation from service” within the meaning of Section 409A.

For purposes of this Agreement, “Section 409A” will mean Section 409A of the Internal Revenue Code, as amended, and any regulations and other guidance promulgated thereunder and any applicable state law equivalent.

B.	Other Employment Matters

Executive shall disclose to the Company any and all agreements relating to Executive’s prior employment that may affect Executive’s eligibility to be employed by the Company or limit the manner in which Executive may be employed.  Unless Executive has informed the Company otherwise in writing, it is the Company’s understanding that any such agreements will not prevent Executive from performing the duties of Executive’s position and Executive represents that such is the case.  Moreover, Executive agrees that, during the term of Executive’s employment with the Company, Executive will devote Executive’s full business efforts and time to the Company and Executive will not engage in any other employment, occupation, consulting or other business activity that conflict with Executive’s obligations to the Company.

If Executive serves on the board of directors of any other company or entity, Executive shall provide the Company with a list of such companies or entities.  If the Board reasonably deems such companies or entities to be competitors, customers or suppliers or Executive’s service on such board to otherwise represent a conflict of interest with Executive’s obligations to the Company, Executive will be required to resign Executive’s directorship with such companies or entities at the reasonable request of the Board.  Executive agrees not to bring any third party confidential information to the Company, including that of Executive’s former employers, and that in performing Executive’s duties for the Company, Executive will not in any way utilize any such information.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

As a Company employee, Executive will be expected to follow the Company’s policies and procedures.

C.	Arbitration

Any and all disputes that arise out of Executive’s employment or the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein.  This shall include, without limitation, disputes relating to this Agreement, Executive’s employment by the Company or the termination thereof, the stock options and other compensation and benefits granted to Executive, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims for discrimination or other claims under any federal, state, or local law or regulation concerning in any way Executive’s employment with the Company or its termination.  The only claims not covered by this Section are (i) claims for benefits under the workers’ compensation laws or claims for unemployment insurance, and (ii) claims for alleged breach of any provision of Executive’s PHA, or otherwise that related to the Company’s intellectual property or confidential information.  Binding arbitration will be conducted in New York County, New York, in accordance with JAMS Rules for Resolution of Employment disputes then in effect.  Each party will bear its own attorneys’ fees, unless otherwise permitted by law and so determined by the arbitrator.  The arbitration shall be instead of any civil litigation.  The arbitrator’s written decision shall set forth the essential findings upon which the decision and award is based, shall be final and binding and subject to judicial review by Executive and the Company only as required by law, and shall be enforceable by any court having jurisdiction thereof.

D.	Entire Agreement; Modification; Governing Law

This Agreement, the attached PIIA, and the documents incorporated herein by reference, specifically including any preexisting obligation of the Company toward the Executive with regards to compensation, option or other equity grants for periods after the Effective Date (together, the “Documents”) set forth the terms of Executive’s employment with the Company and supersede and extinguish any prior or concurrent representations or agreements including, but not limited to any representations made during Executive’s recruitment, interviews or pre-employment negotiations, whether written or oral.  This Agreement may not be modified or amended except by a written agreement signed by an authorized representative of the Board.  This Agreement will be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without such provision.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

E.	Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

F.	Counterparts

This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.  Signatures transmitted via facsimile will be deemed the equivalent of originals.

G.	Headings and Construction

The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof or to affect the meaning thereof.  For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

H.	Successors and Assigns

This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and Executive may not assign any of his rights hereunder without the prior written or electronic consent of the Company.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

I.	Attorney Fees

If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action will be entitled to recover his or its reasonable attorneys’ fees and reasonable costs incurred in connection with such action.

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145

In Witness Whereof, the parties have executed this Agreement on the date or dates set forth below.

COMPANY
By:	/s/ DeLyle Bloomquist	Date:	10/15/2018
Name: DeLyle Bloomquist
Title: Director

EXECUTIVE

		Date:	10-15-2018

/s/ Frank Bedu-Addo
Name: Frank Bedu-Addo

675 US Highway 1, North Brunswick, NJ 08902; Tel: 732-640-0145